FORM U-12(I)-B (THREE-YEAR STATEMENT)
EXHIBIT A
EXHIBIT B
EXHIBIT C

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.

Three year period ending December 31, 2004

FORM U-12(I)-B (THREE-YEAR STATEMENT)

STATEMENT PURSUANT TO SECTION 12(i) OF PUBLIC UTILITY HOLDING COMPANY ACT OF
1935 BY A PERSON REGULARLY EMPLOYED OR RETAINED BY A REGISTERED HOLDING
COMPANY OR A SUBSIDIARY THEREOF AND WHOSE EMPLOYMENT CONTEMPLATES
ONLY ROUTINE EXPENSES AS SPECIFIED IN RULE 71(b)

     1.     Name and business address of person filing statement.

               See attached Exhibit A.

     2.     Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph (b) of Rule U-71.

               Not applicable.

     3.     Registered holding companies and subsidiary companies by which the undersigned is regularly employed or retained.

               Xcel Energy Inc. and its subsidiaries. (See Exhibits).

     4.     Position or relationship in which the undersigned is employed or retained by each of the companies named in item 3, and brief description of nature of services to be rendered in each such position or relationship.

               See attached Exhibit B.

               In such capacity, the undersigned may participate in presenting, advocating, or opposing matters before the legislative bodies, regulatory commissions and officials specified in Section 12(i) of PUHCA, but the exact nature of such services or the relative time to be devoted thereto cannot presently be forecast with any degree of precision.

     5.(a) Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned or others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in item 3. (Use column (a) as supplementary statement only.)

               See attached Exhibit C.

               A portion thereof my be attributable to activities within the scope of Section 12 (i). During the calendar years 2003 and 2004, it is estimated that the undersigned will receive compensation comparable to that in 2002. The exact amount can not presently be forecasted with any degree of precision.

     (b)  Basis for compensation if other than salary.

               See attached Exhibit C.

     6.     (TO BE ANSWERED IN SUPPLEMENTARY STATEMENT ONLY. SEE INSTRUCTIONS.) Expenses incurred by the undersigned or any person named in item 2, above, during the calendar year in connection with the activities described in item 4, above, and the source or sources of reimbursement for same.

     (a)  Total amount of routine expenses charged to client: $ _______________________________________

     (b)  Itemized list of all other expenses:

               No other expenses

(Signed)

Date:	May 21, 2002	/s/ Wayne H. Brunetti

Wayne H. Brunetti

Date:	May 21, 2002	/s/ Gary R. Johnson

Gary R. Johnson

Date:	May 21, 2002	/s/ Michael C. Connelly

Michael C. Connelly

Date:	May 21, 2002	/s/ William Dudley

William Dudley

Date:	May 21, 2002	/s/ Paul E. Pender

Paul E. Pender

Date:	May 21, 2002	/s/ David E. Ripka

David E. Ripka

Date:	May 21, 2002	/s/ Scott Weatherby

Scott Weatherby

Date:	May 21, 2002	/s/ James N. Weidner

James N. Weidner

EXHIBIT A

Names, corporate affiliations and business addresses of individuals who may act during 2002, 2003 and 2004 in matters included within the exemption provided by paragraph (b) of Rule 71.

Xcel Energy Inc./Xcel Energy Services Inc.

Name(s)	Business Address

Wayne H. Brunetti	800 Nicollet Mall, Minneapolis, Minnesota 55402

Gary R. Johnson	800 Nicollet Mall, Minneapolis, Minnesota 55402

Michael C. Connelly	800 Nicollet Mall, Minneapolis, Minnesota 55402

William Dudley	800 Nicollet Mall, Minneapolis, Minnesota 55402

Paul E. Pender	800 Nicollet Mall, Minneapolis, Minnesota 55402

David E. Ripka	800 Nicollet Mall, Minneapolis, Minnesota 55402

Scott Weatherby	800 Nicollet Mall, Minneapolis, Minnesota 55402

James N. Weidner	800 Nicollet Mall, Minneapolis, Minnesota 55402

Northern States Power Company (MN)

Name(s)	Business Address

Wayne H. Brunetti	800 Nicollet Mall, Minneapolis, Minnesota 55402

Gary R. Johnson	800 Nicollet Mall, Minneapolis, Minnesota 55402

Paul E. Pender	800 Nicollet Mall, Minneapolis, Minnesota 55402

David E. Ripka	800 Nicollet Mall, Minneapolis, Minnesota 55402

Northern States Power Company (WI)

Name(s)	Business Address

Wayne H. Brunetti	800 Nicollet Mall, Minneapolis, Minnesota 55402

Gary R. Johnson	800 Nicollet Mall, Minneapolis, Minnesota 55402

Paul E. Pender	800 Nicollet Mall, Minneapolis, Minnesota 55402

David E. Ripka	800 Nicollet Mall, Minneapolis, Minnesota 55402

Public Service Company of Colorado

Name(s)	Business Address

Wayne H. Brunetti	800 Nicollet Mall, Minneapolis, Minnesota 55402

Gary R. Johnson	800 Nicollet Mall, Minneapolis, Minnesota 55402

Paul E. Pender	800 Nicollet Mall, Minneapolis, Minnesota 55402

David E. Ripka	800 Nicollet Mall, Minneapolis, Minnesota 55402

Southwestern Public Service Company

Name(s)	Business Address

Wayne H. Brunetti	800 Nicollet Mall, Minneapolis, Minnesota 55402

Gary R. Johnson	800 Nicollet Mall, Minneapolis, Minnesota 55402

Paul E. Pender	800 Nicollet Mall, Minneapolis, Minnesota 55402

David E. Ripka	800 Nicollet Mall, Minneapolis, Minnesota 55402

Cheyenne Light, Fuel & Power Company

Name(s)	Business Address

Wayne H. Brunetti	800 Nicollet Mall, Minneapolis, Minnesota 55402

Gary R. Johnson	800 Nicollet Mall, Minneapolis, Minnesota 55402

Paul E. Pender	800 Nicollet Mall, Minneapolis, Minnesota 55402

David E. Ripka	800 Nicollet Mall, Minneapolis, Minnesota 55402

Black Mountain Gas Company

Name(s)	Business Address

Wayne H. Brunetti	800 Nicollet Mall, Minneapolis, Minnesota 55402

Gary R. Johnson	800 Nicollet Mall, Minneapolis, Minnesota 55402

Paul E. Pender	800 Nicollet Mall, Minneapolis, Minnesota 55402

David E. Ripka	800 Nicollet Mall, Minneapolis, Minnesota 55402

EXHIBIT B

Xcel Energy Inc.

Name(s)	Position

Wayne H. Brunetti	Chairman, President and Chief Executive Officer

Gary R. Johnson	Vice President and General Counsel

Michael C. Connelly	Deputy General Counsel

William Dudley	Assistant General Counsel

Paul E. Pender	Vice President and Treasurer

David E. Ripka	Vice President and Controller

Scott Weatherby	Accounting Services Controller

James N. Weidner	Consultant

Northern States Power Company (MN)

Name(s)	Position

Wayne H. Brunetti	Chairman, President and Chief Executive Officer

Gary R. Johnson	Vice President and General Counsel

Paul E. Pender	Vice President and Treasurer

David E. Ripka	Vice President and Controller

Northern States Power Company (WI)

Name(s)	Position

Wayne H. Brunetti	Director

Gary R. Johnson	Vice President and General Counsel

Paul E. Pender	Vice President and Treasurer

David E. Ripka	Vice President and Controller

Public Service Company of Colorado

Name(s)	Position

Wayne H. Brunetti	Chairman, President and Chief Executive Officer

Gary R. Johnson	Vice President and General Counsel

Paul E. Pender	Vice President and Treasurer

David E. Ripka	Vice President and Controller

Southwestern Public Service Company

Name(s)	Position

Wayne H. Brunetti	Director

Gary R. Johnson	Vice President and General Counsel

Paul E. Pender	Vice President and Treasurer

David E. Ripka	Vice President and Controller

Cheyenne Light, Fuel & Power Company

Name(s)	Position

Wayne H. Brunetti	Director

Gary R. Johnson	Vice President and General Counsel

Paul E. Pender	Vice President and Treasurer

David E. Ripka	Vice President and Controller

Black Mountain Gas Company

Name(s)	Position

Wayne H. Brunetti	Director

Gary R. Johnson	Vice President and General Counsel

Paul E. Pender	Vice President and Treasurer

David E. Ripka	Vice President and Controller

EXHIBIT C

Name of Recipient	2002 Base Salary (not to exceed)	Company from which Received

Wayne H. Brunetti	$1,200,000	Xcel Energy Services Inc.

Gary R. Johnson	$450,000	Xcel Energy Services Inc.

Michael C. Connelly	$200,000	Xcel Energy Services Inc.

William Dudley	$200,000	Xcel Energy Services Inc.

Paul E. Pender	$250,000	Xcel Energy Services Inc.

David E. Ripka	$250,000	Xcel Energy Services Inc.

Scott Weatherby	$200,000	Xcel Energy Services Inc.

James N. Weidner	$200,000	Xcel Energy Services Inc.

     In addition to the base salary, the foregoing may participate in certain employee benefit plans and may receive a bonus under an incentive compensation plan which could include awards of stock and/or stock options; however, the amount, if any, of such benefits cannot presently be predicted.